EXHIBIT 99.1

COMMUNITY
CAPITAL	NEWS
CORPORATION	RELEASE

For Further Information:

R. Wesley Brewer, Executive Vice President/CFO

864-941-8290 or email: wbrewer@capitalbanksc.com

Lee Lee M. Lee, Vice President/ Investor Relations

864-941-8242 or email: llee@capitalbanksc.com

www.comcapcorp.com

April 16, 2003

FOR IMMEDIATE RELEASE

COMMUNITY CAPITAL CORPORATION REPORTS

FIRST QUARTER EARNINGS

Greenwood, SC—Community Capital Corporation (AMEX: CYL) today reported operating results for the first quarter ending March 31, 2003.

Net income for the first quarter was $1,200,000, an increase of four percent over $1,154,000 in the first quarter of 2002. Diluted earnings per share were $0.33 for the first quarter of 2003 compared to $0.33 for the same period in 2002.

William G. Stevens, President/CEO of Community Capital Corporation stated, “We are pleased to have maintained earnings levels this quarter, despite incurring additional overhead expenses relative to the establishment of three new offices. These new branches, established during the latter half of 2002, are part of our vision to expand along the I-85 and I-26 corridors into Anderson, Greenville, and Clinton.”

Return on average assets for the first quarter was 1.27 percent for 2003 compared to 1.37 percent for 2002. Return on average equity was 11.12 percent compared to 12.03 percent in 2002. Shareholder’s equity at the end of the quarter was $45,319,000, 14 percent over the same period in 2002. Total assets increased 12 percent to $389,632,000 at March 31, 2003 from $346,810,000 March 31, 2002. Total loans were $300,284,000 compared to $261,167,000 up 15 percent, and total deposits increased 11 percent to $285,377,000 from $256,257,000.

Community Capital Corporation (AMEX: CYL) is the corporate parent of CapitalBank, which was formed January 2001 during a restructuring that consolidated the company’s operations to a single subsidiary. CapitalBank operates 13 branches throughout South Carolina. The bank offers a full range of banking services, including a wealth management group featuring a wide array of financial services, with personalized attention, local decision making and strong emphasis on the needs of individuals and small to medium-sized businesses.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s latest Annual Report on Form 10-K.

INCOME STATEMENT DATA

(In thousands, except per share)

	Three Months Ended March 31
	2003	2002
	(Unaudited)
Interest Income	5,328	5,553
Interest Expense	1,767	1,987
Net Interest Income	3,561	3,566
Provision for Loan Losses	106	110
Net Int. Income After Provision	3,455	3,456
Non-Interest Income	1,160	991
Non-Interest Expense	3,074	2,937
Gain on Sale of Securities Available for Sale	—	106
Gain on Sale of Nonmarketable Equity Securities	39	—
Income Before Taxes	1,580	1,616
Income Tax Expense	380	462
Net Income	1,200	1,154
Primary Earnings Per Share	$0.34	$0.35
Diluted Earnings Per Share	$0.33	$0.33
Average Shares Outstanding (Fully Diluted)	3,682,254	3,539,173
Return on Average Assets	1.27%	1.37%
Return on Average Equity	11.12%	12.03%
Net Interest Margin (Fully Tax Equivalent)	4.27%	4.72%
Efficiency Ratio	63.00%	64.18%

BALANCE SHEET DATA

(In thousands, except per share data)

	March 31
	2003	2002
	(Unaudited)
Total Assets	389,632	346,810
Investment Securities	53,253	60,267
Loans	300,284	261,167
Allowance for Loan Losses	4,332	4,183
Total Deposits	285,377	256,257
Other Borrowings	56,717	48,288
Shareholders’ Equity	45,319	39,633
Book Value Per Share	$12.99	$11.86
Equity to Assets	11.63%	11.43%
Loan to Deposit Ratio	105.22%	101.91%
Allowance for Loan Losses/Loans	1.44%	1.60%

Average Balances:

	Three Months Ended March 31
	2003	2002
	(Unaudited)
Average Total Assets	383,015	342,327
Average Loans	297,329	255,293
Average Earning Assets	350,181	316,973
Average Deposits	274,392	253,875
Average Other Borrowings	29,482	43,944
Average Shareholders’ Equity	44,823	39,303
Asset Quality:
Non-performing loans	2,141	1,735
Net charge-offs	56	30
Net charge-offs to average loans	0.02%	0.01%

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